UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 4, 2010

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

333-160471	DELAWARE	27-0756180
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan		48265-3000
(Address of Principal Executive Offices)		(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 12, 2010, the Directors and Corporate Governance Committee of the Board of Directors of General Motors Company (the “Company”) approved the terms of a consulting arrangement between the Company and Stephen J. Girsky, a director of the Company, under its Related Party Transactions Policy. Mr. Girsky is not a member of the Committee.

While serving as the Senior Advisor to the Office of the Chairman, Mr. Girsky will receive, in addition to his Board retainer, a monthly grant of salary stock valued at $75,000 pursuant to the Company’s 2009 Salary Stock Plan and reimbursement of his living expenses in Detroit and travel expenses to and from Detroit. Mr. Girsky began serving as Senior Advisor on December 1, 2009, and his compensation will be retroactive to that date. Either the Company or Mr. Girsky may terminate the engagement at any time.

Item 8.01. Other Events

In early November 2009, the GM Board decided to retain the Opel/ Vauxhall business. On November 24, 2009, GM provided €600 million (approximately $900 million) in longer-term financing to Adam Opel GmbH (“AOG”). The funding was primarily used to repay the remaining outstanding amounts of the bridge loan financing that had been provided by the German government on June 1, 2009, as well as to fund on-going operating requirements of the Opel/ Vauxhall business which is held by AOG.

On January 4, 2010, in order to assist in the funding of the Opel/ Vauxhall business until more permanent financing sources can be obtained, GM provided additional support of €650 million (approximately $930 million) to AOG and its subsidiaries (the “AOG Group”). This support includes the acceleration of certain payments owed under engineering services agreements.

Specifically, GM is pre-paying the AOG Group for certain engineering services related to engineering development work that the AOG Group performs under an engineering services agreement with GM Global Technology Operations, Inc., a GM subsidiary (“GTO”). The expenses that were paid on January 4, 2010 by GTO to the AOG Group would normally be reimbursed in April and July, 2010. Therefore, the payment accelerations serve as a temporary funding source for the AOG Group’s operations until more permanent financing can be arranged.

According to GM’s viability plan for its European operations, the business in Europe (excluding Saab) requires total funding of €3.3 billion. AOG is engaged in ongoing discussions with various European governments to secure more permanent financing for the AOG Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Company)

Date: January 15, 2010	By:	/S/ NICK S. CYPRUS
Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer